AMERICAN STOCK EXCHANGE LLC

DETERMINATION AND NOTIFICATION OF REMOVAL FROM LISTING

AND/OR REGISTRATION UNDER SECTION 12(b) OF THE

SECURITIES EXCHANGE ACT OF 1934

Attachment to Form 25

April 17, 2008

The American Stock Exchange LLC (the “Exchange” or “Amex”), pursuant to Section 12(d) of the Securities Exchange Act of 1934 and Rule 12d2-2(b) promulgated thereunder by the Securities and Exchange Commission (the “Commission”), has determined to strike from listing and registration on the Exchange, the following:

Diomed Holdings, Inc.

Common Stock, $0.001 Par Value

Commission File Number – 001-31250

1.

The standards of the Exchange provide, among other things, that consideration may be given to the removal of a security when: (i) the financial condition and/or operating results of the issuer appear to be unsatisfactory; (ii) the issuer has failed to comply with its listing agreements with the Exchange; or (iii) any other event shall occur or any condition shall exist which makes further dealings on the Exchange unwarranted.

In applying these standards, the Exchange gives consideration to delisting the securities of a company that is not in compliance with or is subject to:

(a)

Section 1003(a)(ii) of the Amex Company Guide (the “Company Guide”) which requires a company to maintain at least $4 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in three of its four most recent fiscal years;

(b)

Section 1003(a)(iii) of the Company Guide which requires a company to maintain at least $6 million in stockholders’ equity if the company has reported losses from continuing operations and/or net losses in its five most recent fiscal years; and

(c)

Section 1003(f)(v) of the Company Guide which states that the Exchange will normally consider suspending dealings in, or removing from the list, a security selling for a substantial period of time at a low price per share.

2.

The Common Stock (the “Common Stock”) of Diomed Holdings, Inc. (the “Company” or “Diomed”) does not qualify for continued listing for the following reasons:

(a)

The Company has incurred losses from continuing operations and net losses as follows:

Years ended December 31,

Loss from Continuing Operations

Net Loss

2006

($10,580,031)

($10,269,017)

2005

($9,811,986)

($11,437,637)

2004

($9,813,238)

($10,077,163)

2003

($5,979,643)

($19,881,203)

2002

($7,674,421)

($8,001,338)

  Nine months ended

Loss from Continuing Operations

Net Loss

  September 30, 2007

($11,205,418)

($11,955,157)

At September 30, 2007, the Company reported stockholders’ equity of 5,666,489.1

(b)

On March 10, 2008, Staff notified Diomed that based on the Company’s low           selling price over the previous three month period, Staff determined it appropriate for the Company to complete a reverse stock split.  Diomed was notified that if a reverse stock split was not completed within a reasonable period of time, the Exchange may consider suspending dealings in, or removing from the list, the Company’s Common Stock.

3.

In reviewing the eligibility of the Company’s Common Stock for continued listing, the Exchange has complied with its standards and procedures as follows:

(a)

On December 3, 2007, the Company was notified by the Amex that following a review of its quarterly report on Form 10-Q for the period ended September 30, 2007, Diomed was not in compliance with Sections 1003(a)(ii) and 1003(a)(iii) of the Company Guide in that it had stockholders’ equity below $4 million and net losses and losses from continuing operations in three of its four most recent fiscal years; and stockholders’ equity below $6 million and net losses and losses from continuing operations in its five most recent fiscal years.  In accordance with Section 1009 of the Company Guide, the Company was given the opportunity to submit a business plan by January 3, 2008, outlining its plan to regain compliance with the Amex’s continued listing standards by no later than February 3, 2009.  In setting this deadline for compliance the Staff applied Section 1009(h) of the Company Guide which allows the Exchange to provide a time period of less than 18 months for a company to regain compliance if a company within 12 months of the end of a plan period, is again determined to be below the continued listing standards.  In this regard, Diomed was previously below compliance with Section 1003(a)(ii) of the Company Guide for approximately four months and on March 29, 2007, Staff notified the Company that it had regained compliance with this deficiency.

(b)

On January 2, 2008, Diomed submitted its plan to regain compliance to the Exchange (the “Plan”).

(c)

After reviewing the Plan, Staff determined that the Plan did not present a reasonable basis of the Company’s ability to regain compliance within the timeframe provided.  Accordingly, via correspondence dated March 10, 2008, Staff notified Diomed that it had determined to initiate delisting proceedings against the Company (the “Staff Determination”).  Diomed was further notified by Staff that based on the fact that over the previous three month period the price per share of the Company had ranged between $0.17 and $0.41 and had a closing price of $0.19 as of March 7, 2008, Staff determined it appropriate for the Company to complete a reverse stock split.  As such, Diomed was notified that if it chose to appeal the Staff Determination, the Company would be expected to address its low selling price and any plans to resolve this issue at a scheduled hearing.  The letter also informed the Company of its limited right, in accordance with Sections 1203 and 1009(d) of the Company Guide, to request a hearing before a Listing Qualifications Panel (a “Panel”) within seven days of the Staff Determination, or by March 17, 2008.

(d)

The Company did not request a hearing before the Panel within the requisite time period or thereafter.

Accordingly, the Exchange, having complied with all of its procedures, is authorized to file this application in accordance with Section 12 of the Securities Exchange Act of 1934 and the rules promulgated thereunder.

4.

In the opinion of the Exchange, all of the material facts relating to the reasons for this application are contained herein.

5.

The Exchange official whose signature is set forth below is duly authorized to file this application.

6.

In accordance with the provisions of Rule 12d2-2, the Exchange has issued public notice of its final determination to remove the Company’s Common Stock from listing and/or registration by issuing a press release and posting notice on www.amex.com.  Further, a copy of this application has been forwarded to Mr. James A. Wylie, Jr., President and Chief Executive Officer of Diomed Holdings, Inc.

/s/

Dennis J. Meekins

Vice President, Listing Qualifications

American Stock Exchange LLC

Footnotes

1 While Diomed reported stockholders’ equity of $5.7 million at September 30, 2007, it appeared that taking into consideration the Company’s net losses through the first nine months of the fiscal year, the Company was no longer in compliance with the Exchange’s $4 million equity requirement at the time of citation.